Odyssey Pictures Corporation
                             1875 Century Park East
                                   Suite 2130
                              Los Angeles, CA 90067


                                                                   March 2, 1998


Mr. Stephen R. Greenwald
380 Lexington Avenue
New York, New York 10168


Dear Mr. Greenwald:

     Reference is made to your Agreement with Odyssey Pictures Corporation (f/k/a Communications and Entertainment Corp.), dated March 6, 1996, as amended by a letter agreement dated September 23, 1997, pursuant to which you agreed to serve in the capacity of co-chairman in the Office of the Chairman of the Company, and as Chief Executive Officer of the Company, through October 1, 2000 (the "Agreement"). All terms not otherwise defined herein shall have the respective meanings ascribed to such terms as set forth in the Agreement. The Agreement is hereby amended in the following respects:

     (1) Section 1 of the Agreement, relating to the Term of the Agreement, is hereby amended to provide that the Term of the Agreement shall expire on December 31, 1999.

     (2) Section 2 of the Agreement, relating to the services to be performed under the Agreement, is hereby amended in the following respects:


                  (a) During the remainder of the Term of the Agreement (i.e., from the date hereof through December 31, 1999), you agree to serve in the capacity of managing director of the Company, or in such other capacity as shall reasonably be assigned to you by the Board of Directors of the Company from time to time.

                  (b) You shall report directly to the Chief Executive Officer of the Company and shall be responsible for such duties with respect to the business, financial and legal affairs of the Company as shall be reasonably assigned to you from time to time by the Chief Executive Officer of the Company. You shall be required to devote such time to the performance of your duties as may be reasonably required by the Board of Directors and Chief Executive Officer of the Company from time to time, it being understood, however, that you will be permitted to devote a portion of your time to other business interests and activities.

     (3) Commencing as of January 1, 1998, and continuing throughout the remainder of the term of the Agreement (i.e., through December 31, 1999), you shall be entitled to the following compensation and payments (in lieu of the compensation set forth in Sections 5.1 and 5.2 of the Agreement):

                  (a) In consideration of serving as managing director of the Company, you shall be entitled to compensation in the aggregate amount of $130,000 for the period from January 1, 1998 through December 31, 1999, payable at the rate of $2,500 per month during the four month period from January 1, 1998 through April 30, 1998, and at the rate of $6,000 per month during the period from May 1, 1998 through December 31, 1999.

                  (b) In consideration of your executing this amendment to the Agreement, thereby shortening the term of the Agreement and substantially reducing your compensation under the Agreement, you shall be entitled to an additional fee of $130,000, payable at the rate of $2,500 per month during the four month period from January 1, 1998 through April 30, 1998, and at the rate of $6,000 per month during the period from May 1, 1998 through December 31, 1999.

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                  (c) All installments due under subparagraphs (a) and (b) above shall be paid on the fifteenth day of the respective month.

                  (d) In the event the Company defaults in the payment of any installment due under subparagraphs (a) and (b) above (other than with respect to the payments due during the four month period from January 1, 1998 through April 30, 1998), and such default continues for a period of 30 days from the date such payment was due, then (i) the provisions of Sections 5.1 and 5.2 of the Agreement shall be reinstated retroactively to January 1, 1998, and you shall be entitled to the compensation provided therein (together with any conversion rights applicable thereto) as if said provisions of the Agreement were never superseded by the provisions of this letter agreement, and (ii) the Company shall assign to you all of its right, title and interest, both tangible and intangible, in and to the movie project known as "King Lear", including all rights, agreements, contracts, commitments and related undertakings in connection therewith, and you shall grant to the Company a participation interest therein equal to 50% of the producers' share of the net profits from the film (net profits being equal to gross revenues of the film less all costs of production and distribution and third party participations).

         (4) Except as modified herein, the Agreement shall remain in full force and effect in accordance with its terms.

         If the foregoing is acceptable to you, please indicate your consent in the space provided below.


                                              Odyssey Pictures Corporation


                                              By: /s/ Johan Schotte
                                              --------------------------
                                               Johan Schotte, CEO


Accepted and Agreed:

/s/ Stephen R. Greenwald
------------------------
Stephen R. Greenwald



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